Exhibit 99.1

The St. Joe Company Reports Full Year and Fourth Quarter 2010 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--March 1, 2011--The St. Joe Company (NYSE: JOE) today announced a Net Loss for the full year ended 2010 of $(35.9) million, or $(0.39) per share, which included pre-tax charges of $27.1 million, or $0.12 per share after tax. This compares to a Net Loss of $(130.0) million, or $(1.42) per share, for the year ended 2009, which included pre-tax charges of $163.1 million, or $1.07 per share after tax.

For the fourth quarter of 2010, St. Joe had a Net Loss of $(2.7) million, or $(0.03) per share, which included pre-tax charges of $10.7 million, or $0.12 per share after tax. This compares to a Net Loss of $(58.7) million, or $(0.64) per share, for the fourth quarter of 2009, which included pre-tax charges of $84.0 million, or $0.56 per share after tax. Pre-tax charges for the fourth quarter of 2010 included $8.0 million, or $.05 per share after tax, for impairments on unconsolidated affiliates, real estate and other assets; $1.6 million, or $.06 per share after tax, for costs resulting from the Deepwater Horizon oil spill; and $1.1 million, or $0.01 per share after tax, of restructuring and other charges.

St. Joe’s President and CEO Britt Greene stated, “In 2010, St. Joe successfully navigated the challenging business landscape and positioned the Company well to take advantage of the many exciting growth opportunities in Northwest Florida and to create meaningful long-term value for shareholders.”

2010 Highlights

  Celebrated the opening of the Northwest Florida Beaches International Airport with commencement of service by Southwest Airlines
  Launched VentureCrossings Enterprise Centre adjacent to the new airport
  Executed the Through the Fence/Master Access Agreement at the Northwest Florida Beaches International Airport District
  Leased a strategic airside parcel with immediate runway access at the new airport
  Completed the development plan for the initial phase of Breakfast Point and the re-programming of RiverTown’s first phase
  Expanded the builder programs in certain of our residential communities
  Successfully conveyed to the Florida Department of Transportation (FDOT) 2,148 acres as part of 2006 sale, facilitating future highway construction
  Expanded the service area of one of our existing mitigation banks
  Renegotiated and extended the Pulpwood Supply Agreement with Smurfit-Stone Container Corporation
  Relocated the Company’s corporate headquarters to Northwest Florida

Segment Results

Residential Real Estate

During the fourth quarter, St. Joe sold 13 homesites across its resort communities at an average price of $120,000, and 27 homesites across its primary communities at an average price of $50,000. For the full-year, the Company generated $8.7 million primarily from the sale of 41 resort homesites at an average price of $159,000 and 42 primary homesites at an average price of $52,000.

Commercial Real Estate

In the fourth quarter, St. Joe sold 1.7 acres in Bay County for $425,000, or $254,000 per acre. This parcel is adjacent to the Company’s Breakfast Point community and will be developed as a medical office facility. For the full-year, St. Joe sold 18.4 acres for $4.4 million, or $237,000 per acre, including a 10-acre sale to Wal-Mart for $2.5 million.

Also in 2010, as part of the Company’s commercial strategy to generate recurring revenues, St. Joe entered into build-to-suit leases with CVS on a 1.7-acre site in Port St. Joe and a Hardee’s franchisee on a 0.8-acre site in Panama City Beach. The Company also entered into a ground lease on a 2.1-acre site located near the new airport with Express Lane, which will construct a gas station, convenience store and restaurant.

In VentureCrossings, St. Joe has commenced development of the Company’s headquarters building and a long-term covered parking facility, and the Company is in the pre-development stages for a light industrial building.

Rural Land Sales

In its Rural Land Sales segment during the fourth quarter, the Company sold 266 acres for $1.5 million, or $5,500 per acre, and also transferred title to FDOT on 1,826 acres, generating $17.1 million of revenue. Additionally, during the fourth quarter St. Joe received $0.8 million of revenue from the sale of 12 mitigation bank credits.

For the full year, the Company sold 606 acres of rural land for $3.0 million, or $4,900 per acre. St. Joe also sold 21 mitigation bank credits for $1.4 million, or an average of $67,000 per credit, and generated $0.4 million from an easement transaction. Additionally, the Company recognized $20.6 million from previously deferred sales and conveyed 2,148 acres to FDOT as part of FDOT’s purchase of land from the Company in 2006.

Forestry

Forestry revenues during the fourth quarter of 2010 were $7.8 million, primarily from the sale of 312,000 tons of sawtimber and pulpwood. For the full-year, forestry revenues were $28.8 million, an increase of $2.2 million over 2009, due primarily to increased pricing of sawtimber and pulpwood.

Liquidity and Balance Sheet

At December 31, 2010, St. Joe had cash of $183.8 million, pledged treasury securities of $25.3 million and debt of $54.7 million, $25.3 million of which is defeased debt. The Company’s $125 million revolving credit facility remained undrawn at December 31, 2010.

Capital expenditures for the full year 2010 were $16.1 million, compared to $18.4 million for the same period in 2009. In addition, St. Joe incurred cash overhead costs of $56.7 million for the full year 2010, compared to $57.6 million for 2009. Cash overhead costs in 2010 included $4.9 million for litigation costs and $4.2 million for legal and environmental clean-up costs resulting from the Deepwater Horizon oil spill.

On February 8, 2011 the Company announced that it had engaged Morgan Stanley & Co., Inc. to assist it in the evaluation of financial and strategic alternatives to enhance shareholder value. St. Joe intends to consider the full range of available options including a revised business plan, operating partnerships, joint ventures, strategic alliances, asset sales, strategic acquisitions and a merger or sale of the Company, but there can be no assurance that the exploration of strategic alternatives will result in any transaction.

Land Holdings and Land Use Entitlements

On December 31, 2010, St. Joe owned approximately 574,000 acres, concentrated primarily in Northwest Florida. Approximately 403,000 acres, or 70 percent of the Company’s total land holdings, are within 15 miles of the coast of the Gulf of Mexico.

On December 31, 2010, St. Joe’s land-use entitlements in hand or in process totaled approximately 31,600 residential units and approximately 11.6 million square feet of commercial space, as well as an additional 642 acres with land-use entitlements for commercial uses.

FINANCIAL DATA
($ in millions except per share amounts)

Consolidated Results

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009
Revenues
Real estate sales	$23.4	$25.8	$39.0	$78.8
Resort and clubs revenue	5.3	4.6	29.4	29.4
Timber sales	7.8	6.2	28.8	26.6
Other revenues	0.6	0.5	2.3	3.5
Total revenues	37.1	37.1	99.5	138.3
Expenses
Cost of real estate sales	3.4	22.3	8.5	60.4
Cost of resort and clubs revenue	6.6	6.3	31.5	32.2
Cost of timber sales	5.4	4.3	20.2	19.1
Cost of other revenues	0.6	0.5	2.1	2.3
Other operating expenses	6.9	7.9	34.8	40.0
Corporate expense, net	6.7	4.7	26.2	24.3
Restructuring charges	0.9	3.5	5.3	5.4
Impairment losses	4.2	70.1	4.8	102.7
Pension settlement charge	0.3	0.7	4.1	46.1
Depreciation and amortization	3.4	3.6	13.6	15.1
Total expenses	38.4	123.9	151.1	347.6
Operating profit (loss)	(1.3)	(86.8)	(51.6)	(209.3)
Other income (expense)	(0.1)	0.8	(3.8)	4.2
Pretax income (loss) from continuing operations	(1.4)	(86.0)	(55.4)	(205.1)
Income tax (expense) benefit	2.5	33.7	23.8	81.2
Equity (loss) in income of unconsolidated affiliates	(3.8)	(0.1)	(4.3)	(0.1)
Discontinued operations, net of tax	--	(6.3)	--	(6.8)
Net (loss) income	(2.7)	(58.7)	(35.9)	(130.8)
Less: Net loss attributable to non-controlling interest	--	--	--	0.8
Net (loss) income attributable to The St. Joe Company	$(2.7)	$(58.7)	$(35.9)	$(130.0)
Net (loss) income per share	$(0.03)	$(0.64)	$(0.39)	$(1.42)

Weighted average shares	91,796,447	91,578,422	91,674,346	91,412,398

Revenues by Segment

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009
Residential
Real estate sales	$3.6	$19.8	$8.7	$57.5
Resort and clubs revenue	5.3	4.6	29.4	29.7
Other revenues	0.6	0.5	2.1	2.7
Total Residential	9.5	24.9	40.2	89.9
Commercial
Real estate sales	0.4	4.5	4.4	7.0
Other revenues	--	0.1	0.2	0.5
Total Commercial	0.4	4.6	4.6	7.5
Rural Land sales	19.4	1.4	25.9	14.3
Forestry sales	7.8	6.2	28.8	26.6
Total revenues	$37.1	$37.1	$99.5	$138.3

Summary Balance Sheet

	December 31, 2010	December 31, 2009
Assets
Investment in real estate	$755.4	$767.0
Cash and cash equivalents	183.8	163.8
Notes receivable	5.7	11.5
Pledged treasury securities	25.3	27.1
Prepaid pension asset	41.0	42.3
Property, plant and equipment, net	13.0	15.2
Income tax receivable	--	63.7
Other assets	27.5	26.3
Total assets	$1,051.7	$1,116.9

Liabilities and Equity
Debt	$54.7	$57.0
Accounts payable, accrued liabilities	88.2	106.3
Deferred income taxes	34.6	57.3
Income tax payable	1.8	--
Total liabilities	179.3	220.6
Total equity	872.4	896.3
Total liabilities and equity	$1,051.7	$1,116.9

Debt Schedule

	December 31, 2010	December 31, 2009
Defeased debt	$25.3	$27.1
Community Development District debt	29.4	29.9
Various notes secured by certain real estate	--	--
Total debt	$54.7	$57.0

Cash Overhead

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009

Other operating expenses	6.9	$7.9	$34.8	$40.0
Corporate expense	6.7	4.7	26.2	24.3
Total GAAP overhead	13.6	12.6	61.0	64.3
Plus overhead capitalized	0.4	0.4	1.3	1.8
Less non-cash overhead	(0.5)	(0.9)	(5.6)	(8.5)
Total cash overhead	$13.5	$12.1	$56.7	$57.6

Cash overhead is a non-GAAP financial measure. We believe this information is useful to investors in understanding the underlying operational performance of the Company, its business and performance trends. Specifically, we believe that the reduction in total cash overhead shows investors the cash savings achieved by management through various restructuring and cost-saving initiatives. Although we believe disclosure of total cash overhead enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Other Operating and Corporate Expenses

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009
Employee costs	$5.4	$3.9	$21.6	$23.8
Non-cash stock compensation costs	0.4	2.3	5.2	8.7
Marketing and homeowner association cost	0.8	1.7	4.4	5.6
Occupancy repairs and maintenance	0.9	1.2	3.9	5.8
Professional fees	4.1	1.7	15.3	7.8
Taxes and insurance	1.6	1.8	9.4	12.3
Other	0.7	0.7	2.7	3.6
Pension (income)	--	(0.4)	(0.2)	(1.4)
Capitalized costs	(0.3)	(0.3)	(1.3)	(1.9)
Total other operating and corporate expense	$13.6	$12.6	$61.0	$64.3

Additional Information

Additional information with respect to the Company’s results for 2010 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission.

About St. Joe

The St. Joe Company, a publicly held company currently based in WaterSound, is one of Florida's largest real estate development companies and Northwest Florida's largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “should,” “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

  future operating performance, revenues, earnings and cash flows;
  future residential and commercial demand, opportunities and entitlements;
  development approvals and the ability to obtain such approvals, including possible legal challenges;
  the number of units or commercial square footage that can be supported upon full build out of a development;
  the number, price and timing of anticipated land sales or acquisitions;
  estimated land holdings for a particular use within a specific time frame;
  the levels of resale inventory in our developments and the regions in which they are located;
  the development of relationships with strategic partners, including commercial developers and homebuilders;
  future amounts of capital expenditures;
  the amount and timing of future tax refunds;
  timeframes for future construction and development activity; and
  the projected economic impact of the new Northwest Florida Beaches International Airport.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as, among others, the following:

  a delay in the recovery of real estate markets in Florida and across the nation, or any further downturn in such markets;
  a delay in the recovery of national economic conditions, or any further economic downturn;
  economic conditions in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
  the adverse impact to Northwest Florida, the Gulf of Mexico and other coastal states resulting from the Deepwater Horizon oil spill in the Gulf of Mexico;
  the possible negative effects from any future oil spill incidents in the Gulf of Mexico or perceived risk regarding the possibility of future oil spill incidents;
  possible negative effects from oil or natural gas drilling if permitted off the coast of Northwest Florida;
  availability of mortgage financing, increases in foreclosures and increases in interest rates;
  changes in the demographics affecting projected population growth in Florida, including the migration of Baby Boomers;
  the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;
  an event of default under our credit facility or the restructuring of such debt on terms less favorable to us;
  possible future write-downs of the book value of our real estate assets and notes receivable;
  the failure to attract homebuilding customers for our developments, or their failure to satisfy their purchase commitments;
  the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;
  natural disasters, including hurricanes and other severe weather conditions, and their impact on current and future demand for our products in Florida;
  the expense, management distraction and possible liability associated with pending securities class action litigation and/or the SEC informal inquiry;
  whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
  if the Smurfit-Stone paper mill in Panama City were to permanently cease operations;
  if we are considered to be controlled by an investment company under the Investment Company Act of 1940, transactions with certain strategic partners may be limited or prohibited;
  local conditions such as the supply of homes and homesites and residential or resort properties or a decrease in the demand for real estate in an area;
  timing and costs associated with property developments;
  the pace of commercial and economic development in Northwest Florida;
  competition from other real estate developers;
  decreases in pricing of our products and the related profit margins;
  increases in operating costs, including real estate taxes and the cost of construction materials;

  changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
  the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the expected economic impact of the new Northwest Florida Beaches International Airport;
  a reduction or termination of air service at Northwest Florida Beaches International Airport, especially any reduction or termination of Southwest Airlines’ service;
  potential liability under environmental laws or other laws or regulations;
  changes in laws, regulations or the regulatory environment affecting the development of real estate or forestry activities;
  potential liability relating to construction defects;
  fluctuations in the size and number of transactions from period to period;
  the prices and availability of labor and building materials;
  increases in homeowner insurance rates and deductibles for property in Florida, particularly in coastal areas, and decreases in the availability of property insurance in Florida;
  high property tax rates in Florida, future increases in such rates and changes in property tax classifications;
  significant tax payments arising from any acceleration of deferred taxes;
  increases in gasoline prices; and
  acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2011, The St. Joe Company. “St. Joe,” “VentureCrossings” and the
"Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
St. Joe Investor:
David Childers, 904-301-4302
dchilders@joe.com
or
St. Joe Media:
ICR, LLC.
James McCusker, 203-682-8245
jmccusker@icrinc.com